Exhibit 10.19

Duquesne Light Holdings, Inc.

Directors’ Fees and Plans

(approved 2/26/04)

Directors who are employees of Duquesne Light Holdings or any of our affiliates are not compensated for their Board service.

Directors who are not employees are compensated for their Board service by a combination of cash and an annual grant of Common Stock. The cash component consists of an annual Board retainer of $24,000, payable in twelve monthly installments, and a fee of $1,000 for each Board, Committee or ad hoc meeting attended. The Board Chair is not compensated for attending Committee meetings. The stock component consists of an annual grant of 2,500 restricted shares or deferred stock units (which vest over two years) for each Director, plus annual grants of stock (which may be deferred in the form of deferred stock units at the recipient’s option) in the following amounts: $30,000 to the Board Chair; $15,000 to the Vice Chair; and $5,000 to each Committee chairperson.

Each non-employee Director under the age of 72 may elect to defer receipt of a percentage of his or her Director’s remuneration until after termination of service as a Director. Deferred compensation may be received in one to ten annual installments commencing the year designated by the Director. Interest accrues quarterly on all deferred compensation at a rate equal to a specified bank’s prime lending rate.

For Directors elected prior to June 1, 2003, we have a Charitable Giving Program funded by company-owned life insurance policies on the Directors. Upon the death of a Director, we donate up to $500,000, payable in ten equal annual installments, to a maximum of ten qualifying charitable or educational organizations recommended by the Director and reviewed and approved by the Employment and Community Relations Committee and the Board. A Director must have Board service of 60 months or more in order to qualify for the full donation amount, with service of less than 60 months qualifying for a pro-rated donation. The program does not result in any material cost to us.

We provide Business Travel Insurance to our non-employee directors as part of our Business Travel Insurance Plan for Management Employees. In the event of accidental death or dismemberment, benefits of up to $400,000 per individual are provided. The program does not result in any material cost to us.

Directors can participate in the Duquesne Light Company College Matching Gift Program, which provides a dollar-for-dollar match of a gift of cash or securities (up to a maximum of $5,000 per donor per calendar year) to an accredited, nonprofit, non-proprietary, degree-granting college, university, or junior college located within the United States or one of its possessions which is recognized by the Internal Revenue Service as eligible to receive tax-deductible contributions. The program does not result in any material cost to us.